State of Delaware
Secretary of State
Division of Corporations
Delivered 12:42 PM 09/27/2007
FILED 12:14 PM 09/27/2007
SRV 071059548 - 4430603 FILE
CERTIFICATE OF INCORPORATION

        FIRST: The name of this corporation shall be: EXPEDITE 3 INC.

SECOND: Its registered office in the State of Delaware is to be located 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity including for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which this corporation is authorized to issue is Two-hundred Fifty million (250,000,000) of which Two-hundred million (200,000,000) shares of common stock with $.001 par value and Fifty million (50,000,000) shares of preferred stock with $.001 par value.

The powers, preferences and rights and the qualification, limitation and restrictions thereof shall be determined by the board of directors.

FIFTH: The name and address of the incorporator is as follows:

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 27th day of September, 2007.

Corporation Service Company, Incorporator

By:  /s/  Joan Taylor
Joan Taylor
Assistant Secretary

City of Wilmington
County of New Castle
Dated: September 27, 2007

ORGANIZATION ACTION IN WRITING  OF INCORPORATOR

OF

EXPEDIIE 3 INC.

The following action is taken this day through this instrument by the incorporator of the above corporation:

1. The election of the following person[s] to serve as the director[s] of the corporation until the first annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal:

Sheila Hunter

Corporation Service Company, Incorporator

By:  /s/  Joan Taylor
Name:  Joan Taylor
Assistant Secretary